Exhibit 99.1

Company Name: Wag Labs Inc./CHW Acquisition Corp (CHWA)

Event: 17th Annual Needham Technology & Media Conference

Date: May 16, 2022

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

All right. Good afternoon, everyone. And welcome to Needham’s 17th Annual Tech & Media Conference. My name is Anna Andreeva. I’m a Senior Analyst, covering consumer e-commerce here at the firm. Next up, we are very excited to have Wag Labs. From the company, we have Garrett Smallwood, CEO, as well as Adam Storm, CFO.

And for those listening in, if you have any questions please feel free to email me at aandreeva@needhamco.com or put your questions into the window. And we will go through them as we go through this presentation. So, Garrett, great to have you. Welcome and take it away.

<<Garrett Smallwood, Chief Executive Officer>>

Anna, it's such a treat. So Adam and I are going to kind of fly through our management presentation, which could be found on wag.co. It's really easy to write there for those one to dig in more. But Wag!, for those who don't know exist to make pet ownership possible. We're the publishers, the number one premium pet platform in the U.S., known as the Wag! app, which helps pets have joy. And we bring joy to everyone who loves – anybody who loves pets.

Let’s go to the next slide. And again, we're going to go pretty quickly through this, an effort to talk to Anna more. So Wag! started in 2015 for two reasons. There's lots of lonely pets that are stuck at home while people are at the office or on date night or at the movies. And Wag! really exists to solve this problem of pet parent guilt and unhappy and unhealthy dogs and cats, yeah, next slide.

So when you think about Wag!, really want to think of as we're consolidating the pet industry onto the phone and our most famous product is our on-demand dog walking product. We love that product for a few reasons. One is it's mobile-first, 98-plus percent of the customers that use Wag! on their mobile device. It requires home access more than 75 plus percent of the time. No one is there for the service that's being completed, which means a caregiver's going into your home, picking up your loved one, taking it outside for an hour. And then finally, the most interesting part is that the average Wag! pet parent uses Wag! every week.

So we're taking care of their pet every week and the comfort of their own home. Business started in 2015 with an intense focus on services. You'll see that we now offer kind of every service your pet could need. And then we've since expanded things like wellness, telehealth and we have a lot more in store in 2022 as we go public, next slide.

So really when you think about Wag!, think about us the one-stop shop for premium pet care. We’re the platform for the premium pet parent, our most famous product on the left is our on-demand dog walking product. It starts at about $20 for a 30 minute dog walk. We have drop-in visits for senior dogs, smaller cats, people that want to go outside, overnight boarding and sitting when you're away. So maybe you're traveling for the holidays and you want to drop your dog off somewhere. And then we have one-on-one training for the dog that's a little more rebellious.

And on the right, we have our wellness and health products. We offer Wag! Wellness Plans, real-time 24/7 expert pet advice. And we operate the largest pet insurance comparison marketplace in the U.S. So really it's really taking care of any and all of the busy pet parents needs. Anchoring all of that is the Wag! Premium subscription, which is 48% of active pet parents. They spend $9.99 a month for a bunch of benefits, including 10% discount on all services. I hope, I don't need to tell people too much about the pet category, Adam, go to the next slide.

It's growing tremendously, it seems to be pretty resilient. I think Mary Meeker said that pets is the second most resilient category after women's makeup during a recession. $124 billion spent last year, we operate in two distinct categories, $34 billion of Wag! wellness and $10 billion of services, things like walking, sitting, boarding, training, et cetera. Go to the next slide.

In the middle of the pandemic, not a lot of people need their dog walk, believe it or not, when you're locked inside, the last thing you really need is someone stop by your house to walk your dog. It's by the one reprieve you look forward to, but you can see over the last six or 12 months, we've started kind of slingshotting out of that pandemic as people resume a normal life.

And certainly, I think we are seeing that across the U.S. People are starting to travel again, starting to go back to the office again. They're starting to go on date night. The return to normal is really what will accelerate with the Wag! services business. And this business is live in 50 cities, 50 states, 5,300 cities, help more than 1.1 million pet parents and we completed more than $325 million in bookings since we've launched in 2015. Next slide.

So when you think about the Wag! use case, it really is a function of people going back to the office. So Kastle published the Back to Work Barometer every week, and I think we're only like 40 something percent back. So I think as you see the world returning even to a hybrid work environment, few days a week, you'll see kind of the Wag! use case, I think it accelerate. And I think what's most interesting is one in five households adopted a pet during the pandemic. That's 23 million new households, and they all are going to have a pretty incredible need for a product like this, as they return to normal. They know their pet's needs, they know their pet's desires, they know their pet schedules. And so it makes sense to have a solution like Wag!, next slide.

And our wellness business is just accelerating dramatically out of the pandemic as well. These are things like the pet insurance comparison marketplace Wag! Wellness Plans, telehealth services. We're really excited to continue to dig into wellness over the coming years. We’ll go next slide, Adam.

I'll pass it to Adam, and talk about the platform.

<<Adam Storm, President and Chief Product Officer>>

Awesome. So before we get into a bunch of screenshots about the product and kind of our offerings, just want to give you a set of platform metrics to help you understand where we exist within our own category, as well as against other marketplaces. So, first and foremost is going to be the four to five times monthly frequency. The idea that we're in your home, interacting with your pet more often than once a week is a really solid foundation from – everyday usage perspective and a trust perspective to solve lots of problems for the pet parent, start from dog walking, and then kind of move up the stack to all of your needs.

And then we think basically every other KPI exists downstream of great experience, quality, great experience. Quality is what drives long-term retention. It drives word of mouth. It drives, rebooking rates and you can kind of see this in our NPS. So we have around 70 NPS on the pet parent side, we also have a really healthy NPS on the supply side of our business that the pet caregivers run 45 or 50 so both sides of the marketplace really enjoying the experience.

Our average service rating is 4.97 out of five. That's across 11 million plus reviews on the organic acquisition side of the demand side of the business. 70% organic so, great experience is driving word of mouth on the supply side of our business. We actually have a negative PAC. So to join the Wag! platform as a caregiver need to pay a 29.95 onboarding fee, which actually results in a negative cap for our supply. On the Wag! Premium side is a paid subscription for the demand side of our business. They're paying 9.99 a month to be part of the Wag! Premium ecosystem that has 48% penetration of our active user base.

So huge percentage of our population seeing a lot of value and that paid subscription. And then on the unit economic side, it's just a three-year LTV CAC ratio, there's north of 4:1 in Q1. So really, really happy with that and that's sub six months payback on that acquisition spend. So with that, let's jump into the product itself. So like Garrett mentioned, 98% of the community is mobile. Wag! is the easiest way with a couple of clicks to book a service would be the caregiver that you've been matched with, and then follow along on the GPS map.

And like we said, we talk a lot about experience quality, because we think it's really the leading KPI in terms of all these other downstream metrics that we track. For example, 90% of Wag! customers have never used a professional dog walker before. Now, they're using us four to five times a month. So we've really democratized access to private on-demand pet care. And then on great experiences driving long-term retention. We have a 90% plus rebooking rate. So nine out of 10 pet parents who book with us will go on to book another service with us and what is the really key value that we're offering is this on demand, really key differentiator for Wag! We can match you with somebody excellence in your community in 15 minutes or less.

And now a little bit more about the platform business we're building. A lot of customers discover us for our dog walking product. And then they upsell to Wag! Premium because they say 10% on services, they get matched with the best caregivers in the platform. They get the IP support and a bunch of other tangible, intangible benefits in the ecosystem. And then when any of the other – these other use cases arise, let's say you're inevitably traveling and you need an overnight care.

You're going to do sitting or boarding through our platform because the Wag! Premium subscription, the benefits extend to every product and service in our ecosystem. So dog is pulling on the leash, whenever sees a squirrel or a bird. You need a little bit of help put that behavior training. You're going to do training on our platform. If your dog ate something out of the trash. And you'd like the peace of mind to chat live with a vet to know whether or not, you should be concerned. You're going to do that through Wag! ecosystem.

So now a little bit more on the premium subscription product, this is up at 48% penetration of our active user base. These customers are using a product seven to eight times a month, and their multi-service attach rate is north of 42%. So more than 42% of these customers will go on to use a second or third product service vertical product for us.

So with that, Garrett, do you want to talk a little bit more about supply?

<<Garrett Smallwood, Chief Executive Officer>>

Yes. So when you think of the Wag! platform, it has to be the best, I think it's the best gig in America, right. Like, would you rather be delivering Chinese food at 7:30 on a Saturday in Soho? Or do you want to walk on his golden retriever at two o'clock on Tuesday. I know what I'd rather do. Okay. So as a result to Adam’s point, every caregiver pays to participate in the platform. We pay $29.95 on average, and that's resulted in more than 400,000 screened, background checked and approved pet caregivers that have a chance to build their kind of pet sitting, pet boarding, pet walking business on Wag!. Every single one screened and background checked, they have access to 24/7 customer support that's managed by Wag! and it really is just a phenomenal experience. They do it because they love the pet. Go to the next slide. Adam, let's talk unit economics. You love it.

<<Adam Storm, President and Chief Product Officer>>

Great. So for illustrative purposes, this is how the average 30 minute walk broke down in Q1, it's one of our bread and butter products. It's a really good analogy for all of the services in our ecosystem. So $27 in gross bookings, roughly speaking of which is around $4 in the caregiver's tip, which is optional from the pet parent. $14 in the caregiver's payout, around a $1.50 in our blended discounting programs and that leaves Wag! with around $8. So a couple things, one, the fact that we're capturing $8 of a $27 transaction is really what builds our lifetime value, ability to acquire customers profitably with quick payback periods.

And the other thing worth mentioning is this is how the average 30 minute walk broke down. This gross bookings might be a little bit higher in say, Manhattan versus Sacramento, but on a percentage basis, this is how every service that we operate breaks down in every geo we operate in, so positive unit economics everywhere, we're active.

A little bit of history on take rate. So in early 2019, take rate was in the high teans, low 20s. We've gotten it to the high 30% today. This is the services ecosystem. And we see 36%, 37% is the long-term take rate for these services components of the business. A little bit more about the Wag! Premium subscriber base and kind of how this is developed over time. So this is the first thing that we launched in 2020, you can kind of see how the uptake for this product was pretty parabolic, pre-pandemic and then COVID started, but starting in Jan of 2021, when folks primary Wag! use cases start rolling around again, restaurants start reopening, domestic travels picking up again, people slowly start going back to the office.

You can see how subscribers have really compounded on themselves month over month over month. So that brings us to the end of Q1 here, over 130% year-over-year growth, 48% active user penetration. And I would focus on that second KPI, the 48% active user penetration that's up from around 25% at the beginning of 2021. And the through line is as folks emerge from the pandemic and their visibility into their own calendar becomes more predictable.

They're more willing to subscribe to Wag! Premium and say, I want to incorporate this service into my schedule and commit using Wag! over the medium and long-term. So a little bit on kind of cohort performance, we've talked about take rate expansion. We've talked about Wag! Premium. We've talked about service upsell and cross sell that has to show up in the cohort metrics. So ultimately, it doesn't really matter. You're looking at cumulative revenue per cohort member here based on the vintage of that user or that cohort.

So in gray, it's the customers onboarded in 2017, 2018, 2019, and blue, it's the customers onboarded in 2020, 2021, 2022. So at the same point in these customers life cycle, they're generating 2x to 3x the revenue per customer basis, of course. And the three primary components, like I said, are really operational excellence, seen through take rate. It's going to be the Wag! Premium subscription, which didn't exist for the 2017, 2018, 2019 groups and it's going to be the upsell, cross sell between multiple service verticals, largely powered by like Wag! Premium.

So what does that amount to three year LTV of around $340 in our go-forward model, we're projecting north of 3:1 LTV:CAC. CAC target of around $100 that's a payback period of around six months, like we said, in Q1, this was north of 4:1, LTV:CAC but there's this secular return to work moment, one in five households adopted a pet during the pandemic.

So we think it makes a lot of sense to be really present in the media landscape, as folks are looking for a service provider for help taking care of their pets for the first time. So a little bit more about the forecast and some of the key assumptions, so on the right side graph, you're looking at actual quarterly revenue against projected. This model, we put together in Q3 of 2021, as you can kind of see, we are really close to, as you might expect to the model.

And what we said during that time is that was right around the time that Delta was a big thing in the U.S. We said, we don't want to play a game where we're going to bet that everybody's going to be back in office on Jan 1, or everybody's going to be back in office on April 1. We took the position that over the next 12, 18, 24 months, the U.S. will largely mean revert to kind of pre-pandemic behaviors and normalize to 100, let's say 100% of office occupancy, pre-pandemic we think we'll get to the 70% to 75% range by middle of 2023.

So the way we modeled it is we're just going to kind of slowly and steadily head back to that kind of mean reverted state in the middle of 2023. And as you can see in our actual revenue, the return to normal has kind of exceeded our expectations. And in our Q1 release, you can kind of see that, that top line beat also resulted in a bottom line beat. A couple of other machinations about the model that are worth stating, we're not expecting our go-forward customer cohorts to look substantially different than they have in the past.

So just using long run averages, we're not modeling kind of any business lines that don't currently exist. So just kind of taking our current active business lines and revenue splits and projecting them forward. We're not modeling any changes in take rate or margin structure that's all kind of, we're already kind of at our terminal state today. And none of our growth assumes any sort of inorganic acquisition or M&A.

Finally on the EBITDA side, we're projecting of around $25 million of cumulative burn between here and profitability that profitability coming in roughly Q2 2024 is what we're currently targeting.

So with that, let's just visualize quickly, what our growth expectations in kind of 2023 and beyond. So you can see that we are actually a pretty substantial business in 2019, right. We're not even modeling that in 2022, we're going to be larger than 2019 on a gross booking basis. It's really about slowly steadily getting back to the operating scale that we were previously at. But if you look at the right side graph on a revenue basis, because our take rate expansion has been pretty substantial from 29% in 2019, we're modeling 45% for calendar this year. We're at 55% in Q1. At the same gross bookings volume, we're doing almost double the revenue.

And the last thing that's going to compound on top of take rate expansion is going to be margin expansion. So what you're looking at here, this profit margin is kind of like a gross profit proxy, gross margin proxy went from 65% in 2019, we're modeling 89% for calendar 2022, we're at 92% in Q1. So again, at the same gross booking scale, we're doing almost triple the gross profit proxy. And then finally, we'll talk about EBITDA, as you can see in the gold, we're ahead of our EBITDA burn expectations for the year minus 22%, we're modeling minus 37% for the year. Just as a function of growth in this kind of secular moment, the business is in. Let's actually walk through that on the P&L.

So in 2019, we delivered 3.6 million services on the platform, right. In 2022, we're only expecting to deliver 2.3 million so really just slow and steady returning to the operating scale that we were at. In 2023, about 4.2 million services, so around 15% larger than we were at in 2019. But just the nature of the operating side of the business, how we really gotten all of these kind of profitable dollars out of kind of all of our SG&A categories. You can compare the EBITDA line against the sales and marketing line specifically in 2023.

And you can really see how sales and marketing are the profitability levers for business, but we're really focused on what are the underlying fundamentals in that marketing spend. If that marketing spend is powering north of 3:1 LTV:CAC is 4:1 in Q1, payback period of under six months, we're really, really happy with that cash conversion cycle. And we're going to be investing in growth for the foreseeable future.

<<Garrett Smallwood, Chief Executive Officer>>

I think we're good, Adam. Perfect. Let's talk a little bit about M&A and I’ll pass it on. So I think, look, we're really excited about the development of the platform. Clearly, we're providing lots of value to pet parents when we continue to provide value things like RX, high quality food, et cetera, make a ton of sense for the business. For anything else you want to see in the deck, please go to wag.co. Investors, you can find management presentation and a bunch of better high value materials for your liking.

With that, Anna, I'll pass it over to you.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. Terrific. Thank you for that. That was pretty extensive. So a couple of questions, should kick it off. So can you talk about what differentiates the Wag! model and who do you guys compete with? So this boarding and walking space, right, is pretty inelastic. That's one, but also very fragmented. So investors are probably familiar with Rover, being one business model out there. But who else do you see out there? And curious what is your awareness is either aided or unaided. You talked about NPS score, obviously being very high.

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. So a lot of good questions, I’ll do my best to dissect it. So first thing is first, people probably know our closest comp is Rover, which from my understanding is mostly an out of home boarding business. I think they mostly do episodic kind of dog kennel alternatives. And it seems like a great solution for the episodic pet parent. It’s a bit of a different solution. I think with a platform like a Rover you’re going out and you’re messaging caregivers, you’re building a report, you’re doing meet and greets. You’re kind of trying to find a long term stay for your dog or cat, usually with other dogs and cats there.

Wag! is really think about it like the way the premium pet parent takes care of their pet every week, right? It’s a platform of choice for the busy pet parent. Usually most services are in-home like walking is an in-home service, drop-ins are an in-home service. That’s 70-plus-percent of Rover might be boarding might be inversed on the Wag! platform for in-home services. And we’re able to build a really relationship with that pet parents, why they subscribe to a thing like Wag! Premium, so why they cross sell at such a high rates to the other services and are really sticky. So I think our actual biggest competitors really just pet parents not knowing to your point aided or unaided brand awareness that this solution even exists because historically dog walking was a five day a week group walk service across the U.S. and markets like SOHO and SF. And that wasn’t really an easy solution like this.

So we spent a lot of our time on the education component. We haven’t published direct on awareness. We probably should at some point. But it’s very high and it really depends on what you’re checking in for. And it really depends on the market. So we think about markets as T1, T2, T3 and T4. We’ve found that the biggest markets, the densest markets, the Manhattans and the SFs and the LA’s and the Chicago’s, the caregivers when they’re out there and they’re performing services, they like to wear the Wag! shirt, or maybe they have the Wag! leash. And so you get a lot of brand awareness.

It goes down, obviously at more long tail cities. We still try to really push the long tail cities. And our belief is that anywhere there’s a pet parent, there’s probably a premium pet parent. And so we should exist in that 10% to 20% of pet parents that have premium.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. Okay. No, that’s great. What are you guys hearing on pet ownership here in 2022? I know it’s really notoriously difficult to get visits to vets, right? Tends to be one proxy, but not every owner is compliant. Just curious, what are you seeing after the big obviously boom in the pet industry during the pandemic?

<<Garrett Smallwood, Chief Executive Officer>>

Yes. There’s been a lot of questions on this. I think the first thing was, wow, so many pets were adopted. I heard a lot will go back. I haven’t necessarily seen that. I mean, we should – we spend a lot of time looking at pets and rehoming and readoption efforts. I think shelters are probably busier than they were during the pandemic, but they were essentially empty during the pandemic, if you recall. Two is kind of like what are we seeing at Wag? I could tell you that during Q1, our LTV was better than 4:1. So we were able to spend more and see it more efficiently. So I think we’re certainly seeing more pet parents returning to normal and just more pet parents overall.

And then three, I think when you look at pet parents across the U.S., it’s still early in the return to normal, right? Like Castell key data says 40-something percent of people are back. There’s still a lot of people who are still looking for solutions, working through solutions. And I think we’ll see that accelerate. But we haven’t seen any signs of slowing down. And I would tell you one of the biggest pain points for pet parents is the vet. A lot of people are just like waiting, not going waiting weeks. The vet continues to be a massive pain points, at least for our audience.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Right. Well, given the such shortage of supply, right, in the vet industry. So the walking and boarding are still the bulk of the GMV. How do you guys think about scaling the other exciting verticals and you had some TAM numbers in the presentation. Just talk about what new verticals bring to you in terms of TAM.

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. So important to note, services was less than 50% of revenue in Q1, so we’ve diversified pretty aggressively away from just the services business. So things like premium, things like wellness, things like telehealth, things like drop-in visits are really, really – growing really nicely. I think outpacing our expectations to be frank. When we think about the additional opportunities, we really want to go where the pet parent is and where we think they’re going to be. And so we certainly think that as people resume normal believe or not, drop-ins are really important.

We launched 60 minute Deluxe Drop-Ins product in Q4, and it’s gone really well. Wellness continues to be really, really interesting, I shared a conversation a second ago. Telehealth, pet expert advice is really interesting. People are looking for insurance plans as they go back to normal. Think about their pet’s health. I think there’s a lot more we can do. I think to your point, pet parents need help with the vet a lot. We also are really interested in the pet’s overall health in terms of food and nutrition. So things like vitamins and supplement is compelling. A lot we could do there.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Well, that would be really cool because I think there’s a lot of supply, right, when it comes to this category, but not a lot of education. So some handholding would really go a long way.

<<Garrett Smallwood, Chief Executive Officer>>

You certainly are right. I think there should be like an Athletic Greens for dogs. That’s like seem very obvious.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Right. And how do you guys think about insurance? You mentioned insurance as part of this. And U.S. is so low with penetration for many different reasons, but should be scaling up I would think.

<<Garrett Smallwood, Chief Executive Officer>>

Yeah, it certainly seems like it’s scaling. I think CAGR numbers I saw recently were like 27% or something for pet insurance growing tremendously. Look, I think the biggest issue, if you talk to our pet parents, it seems like their biggest struggle with pet insurance is like which one do I get? Which one’s right for my pet? 7 year old golden retriever is different than 11 year old lab, which is different than a 2 year old boxer. And so every pet has kind of different needs. And our goal really as the platform is to be the person or the platform that people kind of trust to make those decisions.

So we partnered with the majority of great pet insurance companies. We help them get in front of customers and we help those customers purchase plans. And so what we really think this is all about is just discovery and knowing that there’s options out there for them. So we spend a lot of our time on that. And you can imagine that’s true for other things, like we said, vitamins supplements, you can imagine human grade pet food, premium kibble, it’s really just knowing these options exist and what could be the right option for their pet.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. You guys play at the premium side of the marketplace right across the board, your services and products. Just how do you think about that holistically and kind of what’s the attach rate with that price point for the customer?

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. So we generally think that there’s I think 85 million or 90 million households now with pets in the U.S. most recent numbers. And like not all of them are going to be our customers. We’re happy with like 10% to 15%. We think there’s 10% to 15% of premium pet parents in a given city, it might be by geo, it might be by neighbourhood, it might be by district. But there is a premium pet parent and basically every city across the U.S.

And so when you think about what they’re doing at Wag, I mean, four to five walls is $100 to $150 a spend a month, right? Plus we have a cross sale rate. I think our attach rate most recently was like 26%. It’s in the management presentation. So now they’re attaching at a really high rate and they’re doing other services and buying other products.

And so for us, it’s how do we capture more of that wallet from the premium pet parent, because to your point, they’re ready to spend, like they’re ready, they want to take care of their pet like a member of the family. That’s how I treat my pup Toby. Like they want to like feed the way that their pet experience is life and it’s just a delightful experience for them, right? What they eat, how they often they go outside, how often they exercise, et cetera. And so for us, it’s all about what else can we do that brings light to the pet.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. So the $9.99, plan that you guys talk about, are you seeing any pushback just in this inflationary environment and the consumer’s wallet spend obviously being pressured? Or do you feel that, it sounds like you’ve done a lot of research to come up with that number. Do you think that’s the right number for the business?

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. Adam, do you want to talk about premium?

<<Adam Storm, President and Chief Product Officer>>

Yeah. So first on the price point, I think it’s important to get the – what is the strategy we’re going for? We’re not – the premium, it’s $9.99 a month, but that is not our primary means of monetizing a customer. What we’re really trying to do is have a paid subscription that anchors you within the ecosystem. So a good analogy might be like DashPass with DoorDash. So now that DoorDash is expanding outside of just restaurant delivery and now they’re going for convenience store delivery and now CVS goods delivery and grocery stores for that matter. The DashPass holders, the subscription holders are going to use these other DoorDash products because they’re already part of this premium ecosystem, they’re going to have savings and benefits across all of these different delivery categories.

So the analogy is the same for us. We’re really just trying to have this kind of subscription model where we’re anchoring you within our ecosystem, such that you’ll cross sell and upsell to all of these other kind of products and services that’s the – now to touch on kind of pricing and pricing generally within our market. So because we’re not trying to maximize the price of premium, we actually like the facts that it’s a really compelling price point. At $9.99, we’re we not increasing it, don’t particularly want to increase it. And the MAU penetration or the active user penetration going from around 25% to 48%, we think that we’ve really struck a chord with our customer base and really seeing what we’re going after.

And then finally, on pricing generally within our ecosystem, there’s been a little bit of upward pressure because caregivers set their own rates on the services side of the business. But that’s been really modest and it hasn’t necessarily affected the consumers need for the proxy services.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. That’s super helpful. Thank you for that. I’m not sure if you mentioned this, but where are you guys located for the service? What regions, what cities? And do you see variability or much of variability in the business by region?

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. So the platform is broadly available I think now in 5,300 cities in all 50 states, we’re not in Mexico, Canada or Europe yet. I think our business, we’re certainly seeing a difference in return to normal. Just like I think the U.S. is, right, like little bit of red versus blue bias. Let’s say seem to be a little more open, little more accelerated to resuming a normal life. Maybe normal life is date night and movies and office and everything else. So yeah, I think it’s a little bit of red versus blue bias, but generally the Wag! platform is available everywhere it matters. Obviously we’re going to follow some density, like the bigger cities with more penetration. But all markets matter to be honest.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. Okay, sounds great. Just shifting gears, can you guys talk about the caregivers and how do you vet those? There’s a pretty significant trust factor letting somebody into your home for sure.

<<Garrett Smallwood, Chief Executive Officer>>

Absolutely, right? It’s like not only is it letting someone into your home but they’re coming into your house, they’re picking up your beautiful pup, they’re taking care of – checking on your cat and then they’re leaving for 30 or 60 minutes. It’s crazy. So first thing is first, you should think about the platform and the type of people that are participating in the gig. So I really do think it’s the best gig in America. I used to go to someone’s house at 2 o’clock on a Thursday and pick up their golden retriever for 30 minutes and walk around a neighborhood, usually on a nice day, that’s like delightful and that’s very different than driving someone to the airport or picking up Chinese food at 7:30 on a Saturday night when it’s busy and delivering it in an urban, suburban market.

So when you just think about the gig itself, it’s really delightful. And so what you find is that the people that want to participate in this gig are like great people. Like the vast majority of the time, they love pets, they want to take care of pets. They don’t even really do it for the money, because it’s fun and they love animals and they grew up with animals and there’s always amazing stories. And you should go to Wag! website, there’s all kinds of spotlights on caregivers that makes it so special.

But they actually paid to join. They paid $20.95 to join the platform that covers all of their onboarding costs like their background check. We think one of the industry’s most thorough background check seven year look sex offender list, everything you care about. We have 24/7 customer service available for them. Really also allows the community to best screen them too, right? Because you’re doing these gigs so frequently, you can really quickly learn what they’re good at, what they’re not good at and they’ll figure it out too. So at 11 million plus reviews, I think our average rating’s 4.97. So the quality is pretty fantastic. Like if you saw a Yelp restaurant with 11 million interviews and a 4.95, you probably eat there right, Anna. And I think the platform is just a fantastic experience and it’s really just a function of how amazing the people are that take care of these pets.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Do you foresee any shortage of providers just with a kind of a return to work office, school? Or do you think this is more of a demographic that finds the time to do this in their spare time? This is maybe a college student, maybe business school student. How do you think about that?

<<Garrett Smallwood, Chief Executive Officer>>

I think that’s spot on. I think that the gig itself lends itself to be very part-time like you normally do this full-time it’s not a professionalized type of gig. If you were to start at your own dog walking business, you probably do that side of Wag. This is really for people who are like love taking care of pets, want to be viewed as a person who takes care of pets and now they could do that on the Wag! platform. And so you see a lot of college students, you see a lot of females, you see a lot of retirees, you see like groups of people that are pretty resilient and want to do this.

And we actually – to your point, we’re somewhat concerned as people resume to normal that supply might stagnate or even decelerate that has not been the case. We think it’s just – it’s such a delightful gig that it’s actually like more in fashion now. Like we have like better engagement by the caregivers.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

That’s great. That’s great. I noticed you just announced the partnership with Kimpton. Can you talk about that? Congrats on that by the way. Sounds exciting. Should we think there’s more in the pipeline? And you had mentioned Europe previously earlier in this conversation is international expansion, something that’s in the cards.

<<Garrett Smallwood, Chief Executive Officer>>

Yeah. So we’re a big fan of Kimpton Hotels. It’s probably far the most pet friendly chain we could find. They love all things pets. And we’re excited about partnering with them on this. I should say partnering with the paw. I really do think that as the world returns to normal, there will be brands out there who realize how important the pet parent is like Kimpton has and will want a solution. And Wag! is clearly that solution, like it’s best like with the phenomenal premium pet parent experience every time. So I think it’s too early to say what’s next, but I could certainly imagine there will be additional brands out there that make sense.

In terms of international, I think it all makes sense now that the world’s resuming normal, like people are finally getting on flights without masks, if that’s good or bad and going to London and going all over Europe and going to Canada. And as – I think as that accelerates, it could be compelling for us, it’s not like the number one priority today. We’re certainly monitoring it and seeing how travel is evolving. But that really is a travel play. So yeah, I think more to come there as we go through our transaction.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay, great. Switching gears, maybe to Adam to give Garrett a break. Your economics are pretty compelling. You talked about them, maybe talk about the LTV impact how that’s changed over time. And what do you expect to see as you guys add some of those newer verticals to the business?

<<Adam Storm, President and Chief Product Officer>>

Yeah. So first on the kind of LTV growth, we presented a slide, which gives you a sense of how the 2020, 2021, 2022 cohorts are performing relative to their 2017, 2018, 2019. And the fact that we’ve been able to grow LTV by almost 3x, while keeping customer acquisition costs comparable, if not lower than in prior periods. That’s what gives us a lot of kind of confidence in our growth and ability to be really aggressive in this media landscape as folks are getting on the subway back to work for the first time. So we’re going to be live in podcasts.

And like you said, one of the big challenges kind of for the brand is folks knowing about it and trusting it. So we kind of have this unique advantage in out of home and some of the linear channels, which inspire kind of more local trust that this is a real service that I can depend on. So, yeah, we’re really excited about the kind of LTV, CAC dynamic that we’ve seen thus far. Even with accelerating spend in Q1, which was kind of during Omicron, we saw LTV CAC well above on a ratio basis what we are modelling, 4:1, payback period of sub six months. So kind of all signs are go for kind of investing in this return to work movement.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. Okay, great. And you had a slide on profitability. Can you just remind us and walk us through the path to profitability? I think 2Q of 2024 is the first quarter when the business is expected to be profitable. How do you also think about marketing as percent of sales within that?

<<Adam Storm, President and Chief Product Officer>>

Yeah. So number one, yeah, that is our kind of profitability plan with this current model is profitability in Q2 of 2024. And marketing as a percentage of sales, we think is a really important metric in kind of the more terminal growth phase of the business or kind of like long run EBITDA margins, the longer run growth levels. But in this kind of next 12, 18, 24 month period what we’re really looking at is the return on capital with that marketing spend.

So if that marketing spend is powering LTV CAC of 3:1 or 4:1 in a payback period, cash conversion cycle of sub six months, we’re going to invest every dollar that we can put in just because that we’re really happy with that return on investment. And the last point that I’ll make there is when we use a CAC LTV number, like we mentioned in the presentation, we’re using a three year LTV. But that customer is still with us in year four and year five and year six and year seven, so if you think about CAC LTV multiple on a five year, on a seven year basis, all of a sudden this layer cake of cohorts becomes really substantial in the out years. So, just to answer your question is, we’ll be investing really heavily in growth. And even with that model, we project profitability in Q2 of 2024.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay, terrific. I think we have one minute left. And I think this one for Garrett. I wanted to follow up on the categories, dog versus cat. I mean, cat seems to be an exciting emerging right category out there. I’m just curious, how many households do you have with both, because that presents kind of a different service opportunity?

<<Garrett Smallwood, Chief Executive Officer>>

Such a great question. I actually don’t know what it is as of today. So I will get that and get that back to you. But I could say that cats are growing tremendously. We launched cats, I think last year, Adam? And now it’s like a non-significant part of the business and its most popular for drop-ins and overnight. So I think we see it as like a big opportunity for the in-home care.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Okay. All right. That sounds great. Well, thank you so much to the Wag! team and everybody that listened in.

<<Garrett Smallwood, Chief Executive Officer>>

Thanks, Anna.

<<Adam Storm, President and Chief Product Officer>>

Thanks, Anna.

<<Anna Andreeva, Analyst, Needham & Company, LLC>>

Take care. Speak soon.